UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Mac-Gray Corporation

(Name of Registrant as Specified in Its Charter)

TUC Investor Value Creation Group, LLC
Kovpak II, LLC
Richard Drexler
Michael J. Soenen
Benjamin Kovler

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News Release

For further information:
Benjamin Kovler	Alan Miller/Scott Winter/Larry Miller
TUC Investor Value Creation Group, LLC	Innisfree M&A Incorporated
312/664-5050	212/750-5833
FOR IMMEDIATE RELEASE
LONG-TERM MAC-GRAY STOCKHOLDER MAILS LETTER TO
MAC-GRAY STOCKHOLDERS, URGING THEM TO VOTE FOR
ITS NOMINEES ON THE GOLD PROXY CARD
Highlights the Need to Hold the Board Accountable
     CHICAGO, May 5, 2011—TUC Investor Value Creation Group, LLC (“TUC IVC Group”) today announced it has sent a letter to Mac-Gray Corporation ( “Mac-Gray”) (NYSE: TUC) stockholders, urging them to vote for TUC IVC Group’s three highly qualified, independent director nominees on the GOLD proxy card. Mac-Gray’s Annual Meeting of Stockholders is scheduled to be held on Wednesday, May 18, 2011. The full text of the letter follows:
May 5, 2011
Dear Fellow Mac-Gray Stockholder:
TIME FOR CHANGE: VOTE THE GOLD PROXY CARD AND
PROTECT YOUR INVESTMENT!
     On April 8, 2011, TUC Investor Value Creation Group announced its nomination of three independent directors to replace those incumbent directors whose terms expire at the 2011 Annual Meeting of Stockholders. We are NOT seeking control of Mac-Gray. Our directors, if elected, would constitute a minority of the Board of Directors and will work diligently on behalf of all stockholders to improve Mac-Gray’s financial and operational performance, refine capital allocation strategies, adopt corporate governance policies consistent with “best practices” and explore strategic opportunities to create shareholder value.
     As Mac-Gray stockholders for more than 11 years, we believe that the incumbent directors have overseen a flawed acquisition strategy that has resulted in a transfer of nearly $7/share, or over 40% of YOUR equity value to the sellers of companies acquired by Mac-Gray. If the Board had insisted on more reasonable prices for those acquisitions, we believe that value would have remained with YOUR company, and that Mac-Gray’s stock price would be significantly higher. Additionally, we believe that the current Board has taken steps to disenfranchise independent stockholders by implementing and maintaining corporate governance policies that are inconsistent with “best practices,” and that stockholders have resoundingly rejected. Despite what they say, we believe their actions demonstrate that this Board does not respect the views of the stockholders. For these reasons, we believe it is TIME FOR CHANGE on the Mac-Gray Board, and urge you to use the enclosed GOLD proxy card to vote TODAY.
IMPROVED BOARD OVERSIGHT REQUIRED TO
PROTECT YOUR INVESTMENT
Mac-Gray’s Operating Results Show a Long-Term Pattern of Underperformance
     In their April 21 letter to you, the incumbent directors claimed that “by all financial measures, your current Board and management team have delivered substantial shareholder value.”
     Unfortunately, the Board’s statement does not hold up against the facts. We believe that Mac-Gray’s “acquisition-at-any-price” strategy has resulted in declining returns on invested capital (ROIC), a critical metric in our opinion.
Exhibit 1: Mac-Gray’s Declining Returns on Invested Capital, 2005 — 2010
Return on Invested Capital
     We believe that the primary driver behind Mac-Gray’s dwindling return on invested capital is more than $300 million of high-priced acquisitions. While we believe that there are material cost savings opportunities to be realized from the incremental route density and fixed-cost leverage that occur after the consolidation of route laundry operators, we also believe that it is the responsibility of the Board (as the ultimate gatekeepers of the company’s resources) to ensure that Mac-Gray does not pay the sellers of acquired companies for the majority for those cost savings. We note that the Board has approved and supported an EBITDA-driven compensation structure that incentivizes management to complete acquisitions even if such acquisitions have low consolidated returns on invested capital.
     Our analysis of the multiples paid for Web East, Web West, Hof, and ALC suggests that ALL OF THESE ACQUISITIONS were consummated at EV/EBITDA multiples 22% to 146% more expensive than Mac-Gray’s own valuation on the date of close. In our analysis in Exhibit 2 below, we calculate that had Mac-Gray simply paid the equivalent EV/EBITDA multiple that it was trading for at the time of each of these acquisitions, the company would have spent $96 million less on these acquisitions, representing nearly

$7/share (based on approximately 14 million shares outstanding), or more than 40% of the current market cap!
Exhibit 2: Mac-Gray Acquisitions, 2004 — 2008
Acquisition Details:

($ millions)	Web East		Web West		Hof		ALC
Date of Acquisition:	1/16/04		1/16/05		1/23/06		4/1/08
LTM Revenue	$30		$69		$27		$65
LTM EBITDA	$4		$12		N/A		$16
EBITDA Margin:	13.3%		17.4%		N/A		24.6%

Total Consideration:	$41		$112		$43		$116

EV/EBITDA Multiple Paid:	10.3	x	9.3	x	N/A		7.3	x
TUC EV/EBITDA Multiple on Acq Date:	4.2	x	5.1	x	6.1	x	5.9	x
Prem (Disc.) To TUC Trading Multiple:	145.9%		82.5%		N/A		22.3%
Exhibit 3: Mac-Gray Acquisition Prices: Actual vs. Implied Price at Mac-Gray Multiples
Shareholder Value Gained (Lost) by Overpaying for Acquisitions:

($ millions)	Web East	Web West	Hof	ALC	Total:
Implied Acq Price at TUC EV/EBITDA Multiple:	$17	$61	N/A	$95
Less: Actual Consideration:	$41	$112	$43	$116
Gain (Loss) of Shareholder Value:	$(24)	$(51)	N/A	$(21)	$(96)
     Instead, Mac-Gray paid multiples for each of these acquisitions that the public market has NEVER ascribed to Mac-Gray:
Exhibit 4: Mac-Gray EV/LTM EBITDA Multiple vs. Acquisition Price EV/EBITDA Multiples;
2001 — April 2011
     The Board has suggested that change is not warranted because of the recent run-up in the company’s stock price. We believe, however, that the Board’s performance should be judged by the wealth creation that has resulted from the decisions it has made. Our analysis in Exhibit 5 shows what Mac-Gray’s share price performance would have been had the EV/EBITDA multiple stayed at a constant 5.0x level for the past 10 years — roughly the average valuation over this time frame. In fact, the stock would have only appreciated at a 1.2% annual rate from 2001 — 2010 and 3.4% from 2006 — 2010. This suggests that SUBSTANTIALLY ALL OF MAC-GRAY’S RECENT STOCK PRICE PERFORMANCE CAN BE ATTRIBUTED TO MULTIPLE EXPANSION. We believe that multiple expansion is simply a reflection of the supply and demand for the company’s stock — NOT of the quality of the Board’s stewardship, operational improvements or execution of an articulated strategic plan. We also note that these implied rates of appreciation are below the returns that investors could have realized by investing in risk-free assets over the same time period, indicating that the Mac-Gray Board has presided over capital allocation decisions that failed to meet the company’s consolidated cost of capital.
Exhibit 5: Mac-Gray Acquisition Prices: Actual vs. Implied Price at Mac-Gray Multiples;
2001 — 2010

	Historical Financials																			CAGR
	2001		2002		2003		2004		2005		2006		2007		2008		2009	2010		’01 - ’05	’06 - ’10	’01 - ’10
Adj. EBITDA From Continuing Operations:	$30.4		$26.8		$27.8		$34.3		$52.4		$52.0		$55.8		$69.5		$71.5	$66.2		11.5%	4.9%	8.1%
Mutliple of EBITDA	5.0	x	5.0	x	5.0	x	5.0	x	5.0	x	5.0	x	5.0	x	5.0	x	5.0	5.0	x
Enterprise Value at Constant Multiple:	$152.1		$134.0		$138.9		$171.3		$262.1		$260.2		$278.8		$347.3		$357.7	$331.1		11.5%	4.9%	8.1%
Y-o-Y Growth %:			(11.9%)		3.6%		23.4%		53.0%		(0.7%)		7.2%		24.6%		3.0%	(7.4%)

Less: Long-Term Debt & Cap Leases	$70.2		$56.8		$50.9		$73.3		$166.7		$177.1		$208.5		$301.3		$263.9	$225.9		18.9%	5.0%	12.4%
Equity Value:	$81.9		$77.2		$88.0		$98.0		$95.4		$83.1		$70.3		$46.0		$93.8	$105.1		3.1%	4.8%	2.5%
Y-o-Y Growth %:			(5.7%)		14.0%		11.4%		(2.6%)		(12.9%)		(15.4%)		(34.5%)		103.7%	12.1%

Weighted Avg. Shares Outstanding (FD)	12.6		12.7		12.7		13.0		13.3		13.4		13.7		13.3		13.9	14.4		1.0%	1.3%	1.3%
Equity Value Per Share:	$6.48		$6.10		$6.91		$7.52		$7.18		$6.18		$5.14		$3.45		$6.73	$7.31		2.1%	3.4%	1.2%
     Unfortunately, relying on continued multiple expansion is not a sustainable strategy for creating long-term shareholder value. We are very worried about the future value of our investment in Mac-Gray without proper oversight from the Board.
IMPROVED BOARD OVERSIGHT REQUIRED
TO PROTECT YOUR INVESTMENT
Mac-Gray’s owners deserve a Board that is accountable to shareholders
     At the 2010 Annual Meeting, stockholders representing the majority of shares outstanding voted to declassify the company’s Board of Directors and to redeem all rights outstanding under the company’s shareholder rights plan (remove the “poison pill”). In an October 2010 news release, the company announced that the Board had elected to maintain both the classified board structure and the poison pill, despite the results of the vote. The Board also continues to maintain a policy that does not allow shareholders to call special meetings. We note that maintaining these corporate governance policies has disenfranchised stockholders by eliminating the ability for stockholders to hold ALL directors accountable for their actions and performance on an annual basis. In addition, we believe that Mac-Gray’s current corporate governance policies make it more difficult for potential transactions to occur that would deliver maximum value to shareholders.
     We believe that a Board that EXPLICITLY DISREGARDS SHAREHOLDER WISHES is not working for you, the stockholders — the true owners of the company — and we urge you to HOLD THEM ACCOUNTALBE NOW by voting for the GOLD proxy card right away.

TUC INVESTOR VALUE CREATION GROUP’S NOMINEES ARE
HIGHLY QUALIFIED AND WILL WORK
TO CREATE VALUE FOR ALL STOCKHOLDERS
     We believe that our nominees will bring extensive executive level experience and independent oversight to Mac-Gray’s Board of directors. Mr. Drexler has more than 30 years of board and executive experience, including CEO, CFO, and COO roles at various industrial and manufacturing companies, including board roles at former Fortune 500 company Allied Products Corporation, Quality Products, Inc., ABC Rail, Trausch Inc., ProGard LLC, Restoration Clearners LLC and Kenrich Holdings. Mr Soenen has current and past board experience on four public company boards including FTD Group, Inc., OptionsExpress, Inc., Rewards Network, Inc. and Youbet, Inc. Mr. Soenen held both the COO and CEO role at FTD Group, Inc. until its roughly $732 million sale to United Online in April 2008. In additon, Mr. Soenen brings valuable investment banking and buy-side investment experience to our slate. Mr. Kovler is an investor and stockholder of Mac-Gray for more than 11 years and is highly motivated as the owner of approximately 2.9% of total Mac-Gray shares outstanding to enhance value for all stockholders.
     Our nominees have the financial and operational expertise required to evaluate opportunities to create shareholder value, including potential acquisitions and divestitures, operational efficiencies and capital allocation strategies. Our nominees will also advocate for corporate governance policies consistent with “best practices.”
TUC INVESTOR VALUE CREATION GROUP URGES YOU
TO VOTE THE GOLD PROXY CARD NOW
     Mac-Gray’s Board has overseen an acquisition strategy that we believe has resulted in long-term underperformance of key financial metrics. At the same time, the Mac-Gray Board has not listened to shareholders’ concerns on corporate governance. We believe now is the time for stockholders to vote the GOLD proxy card to elect our highly qualified nominees to the Board.
     This is your best chance to effect change at Mac-Gray. Make your vote count NOW.
Sincerely,
Richard Drexler
Benjamin Kovler
Michael Soenen
TUC Investor Value Creation Group, LLC
Sources: Company SEC filings, news releases, conference-call transcripts and TUC IVC analysis.
Exhibit 1: ROIC Calculated as EBIT*(1-Tc)/Average Invested Capital; EBIT calculated as EBITDA as adjusted less Depreciation and Amortization; Assume 10% cash taxes; Invested Capital calculated as Total Assets, less cash, less non-interest bearing current liabilities.
Exhibit 2 & 3: Enterprise value calculated as [(share price * weighted average shares outstanding) + Long-Term Debt and Capital Leases (Incl. Current Portion) — Cash & Equivalents]; EBITDA is EBITDA as adjusted as defined in TUC SEC filings.

TIME IS SHORT AND YOUR VOTE IS IMPORTANT!
Remember, you can vote your shares by telephone or via the Internet.
Please follow the easy instructions on the enclosed GOLD proxy card.
If you have any questions, or need assistance in voting
your shares, please call our proxy solicitor,
INNISFREE M&A INCORPORATED
TOLL-FREE, at 1-888-750-5834.
ON APRIL 21, 2011, TUC INVESTOR VALUE CREATION GROUP, LLC, TOGETHER WITH THE OTHER PARTICIPANTS NAMED HEREIN, FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY TUC INVESTOR VALUE CREATION GROUP, LLC, KOVPAK II, LLC, RICHARD DREXLER, MICHAEL J. SOENEN AND BENJAMIN KOVLER FROM THE STOCKHOLDERS OF MAC-GRAY CORPORATION, FOR USE AT ITS ANNUAL MEETING, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO STOCKHOLDERS OF MAC-GRAY CORPORATION FROM THE PARTICIPANTS AT NO CHARGE AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 22, 2011.
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